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                                                                   EXHIBIT 10.10


                 EMPLOYMENT, CONSULTING AND SEVERANCE AGREEMENT


         This Employment, Consulting and Severance Agreement ("Agreement") is entered into as of November 19, 1993 (the "Effective Date"), by and among Network Equipment Technologies, Inc., a Delaware corporation (the "Company"), and Daniel J. Warmenhoven (the "Executive").

                 RECITALS

                 The Company and the Executive are parties to a Letter Agreement dated as of October 20, 1989 (the "Letter Agreement"), as amended, and a Term Sheet dated as of October 18, 1993 (the "Term Sheet").

                 The Executive is currently employed by the Company as Chief Executive Officer and serves as Chairman of the Board of the Company and as a member of the boards of directors of certain of the subsidiaries of the Company.

                 Effective December 31, 1993, the Executive wishes to retire from the Company, and the Company is currently in the process of searching for a successor to the Executive as the President and Chief Executive Officer of the Company. In this connection, the parties desire to enter into an agreement with respect to the Executive's continued provision of services to the Company through December 31, 1993, and thereafter, as a consultant to the Company.

                 In consideration of the foregoing and the respective covenants and agreements of the parties contained in this Agreement, the Company and the Executive agree as follows:

1. DUTIES. Beginning with the Effective Date and continuing until the Termination Date (as defined below) (such interim period to be referred to herein as the "Transition Period"), the Executive shall continue to serve as the Company's Chief Executive Officer, and shall remain on the boards of directors of the Company and its subsidiaries. During the Transition Period, the Executive agrees to devote his full-time best efforts to (i) preserve the business, goodwill and customers of the Company; (ii) substantially preserve the current management structure and employee base of the Company, except as otherwise agreed by the Board of Directors; (iii) manage the Company under the direction of the Board of Directors; and (iv) perform such other duties as reasonably requested by the Board of Directors or its designee, in furtherance of an orderly transition.

2. TERMINATION OF EMPLOYMENT. The Termination Date shall be December 31, 1993. Notwithstanding the foregoing, The Board of Directors of the Company may terminate the Executive's employment prior to such date by delivering a written notice of termination to the Executive, in which event the Termination Date shall be the date of such notice. If the Executive is terminated prior to December 31, 1993, the Company agrees to extend the Executive's salary continuation period (as described in Section 3(a) below) to encompass any time up to and including December 31, 1993. On the Termination Date, the Executive shall cease to be an employee of the Company and the subsidiaries of the Company and shall have no further authority to act on behalf of the Company. In addition, as of the Termination Date, the Executive shall resign from the Board of Directors of the Company and all direct and indirect subsidiaries of the Company. The parties agree to execute such other documentation as may be necessary to effect the Executive's resignation from the boards of directors of the Company.

3. COMPENSATION. In consideration of the agreements by the Executive set forth in this Agreement, the Executive shall be entitled to the compensation and benefits described in this section:

(A) Continuation of Salary. The Executive shall be entitled to a continuation of his current salary, which is $365,000 per year, from January 1, 1994 through March 31, 1995. Such salary shall be paid to the Executive in accordance with the Company's regular payroll practices currently in effect.
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(B)                       Bonus.  In addition to the salary continuation set
forth above, the Executive shall be entitled to receive as a bonus the aggregate amount of $150,000. Such compensation shall be payable no later than March 31, 1994. Such amount shall be payable to the Executive regardless of the Company's financial performance, and shall not be conditioned on the Company's continued satisfaction any goals or criteria required by the Company's bonus plan.

(C) Split Dollar Life Insurance. In addition to the benefits set forth above, prior to April 30, 1994, the Executive shall be entitled to purchase from the Company the existing split dollar insurance policy for a purchase price equal to the current cash value of such policy, after which the Company shall assign all right, title and interest in such split dollar insurance policy to the Executive.

(D) Housing Loan. Prior to December 31, 1993, the Company agrees that it shall cancel and forgive the outstanding balance of the housing loan previously advanced by the Company to the Executive. In addition, the Company shall, provide a "gross-up" payment of the principal balance into federal and state tax withholding to cover all state and federal income taxes caused by such forgiveness.

(E) Vacation Pay. On or before December 31, 1993, the Company will make payment to the Executive of an amount equal to the value of all accrued but unused vacation time as of such date.

(F) Computer/Printer. Executive shall be entitled to retain the personal computer, printer, facsimile machine and related accessories currently in Executive's possession, provided that Executive shall delete all files or other information maintained on such computer developed in the course of, or relating to, the business of the Company. In addition to the foregoing, the Executive shall be entitled to retain the car phones, portable cellular phone and pocket computer purchased or paid for by the Company in the possession of the Executive. N.E.T. property tag and equipment model and serial numbers will be provided to N.E.T. by the Executive.

(G) Stock Options. It is recognized that the Executive currently holds stock options to purchase shares of Common Stock of the Company as well as Restricted Stock of the Company. In accordance with the Company's plans and the applicable written Option and Restricted Stock Agreements under which such options and Restricted Stock were granted, such Restricted Stock and options shall continue to vest and be exercisable during the term of the consulting services set forth below, and vested options shall expire three months after the termination of such term. In the event of a change of control of the Company, which under the terms of the Company's Stock Option plans or as a result of Board action, causes an acceleration of the vesting date of stock options held by continuing executives of the Company, the Company agrees that any such favorable vesting provisions or acceleration applicable to such other executives of the Company will also apply to the options held by the Executive on the same terms and conditions as those applicable to the options held by such other executives of the Company.

(H) Medical Benefits. The Executive and his dependents will continue to receive Company-paid coverage under the terms of the Company's then current "Choices" benefits program until the earlier of such date that the Executive is eligible for coverage under the medical and dental plan(s) of a new employer or he is eligible for COBRA benefits or March 31, 1995. In addition, the Executive will continue to be eligible to participate in the then current Company-administered health care reimbursement program until the earlier of December 31, 1994 or his participation in a similar program of a new employer.

(I) 401(k). The Executive shall be entitled to continued participation in the Company's 401(k) Plan until the earlier of March 31, 1995 or the cessation of eligibility under the terms of such Plan.

(J)                       Financial Planning and Outplacement Assistance.
Consistent with the Company's past practice, the Company agrees to continue to provide throughout the term of this Agreement financial and tax planning services that the Executive is currently receiving and also agrees to provide for outplacement and executive placement services for the Executive in an amount not to exceed $10,000.00.

(K) Exclusivity of Benefits. Except as set forth above, on the Termination Date, the Executive shall cease to participate in, and accrue any benefits under, any and all of the Company's benefit plans, programs and policies. The Executive shall be entitled no other compensation, payment, bonus, award or damages of any kind or nature arising out of his employment with the Company, the termination of such employment, or any claim or dispute between the Company and the Executive.
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4.               CONSULTING SERVICES.  In consideration of the salary and
benefits continuation provided in Section 3 above, beginning with the Termination Date and continuing until March 31, 1995, the Executive agrees to serve as a consultant and advisor to the Company for no incremental compensation and to provide the Company with such advisory and consultation services as the Board of Directors of the Company or its CEO may specify; provided, however, that the Executive shall not be obligated to provide advisory and consulting services in excess of twenty (20) hours per fiscal quarter.

5. TAXES. All payments made pursuant to this Agreement shall be paid less applicable payroll and withholding taxes. The Company agrees to treat the Executive as an employee for tax purposes throughout the term of this Agreement and agrees to pay the employer-portion of taxes arising under FICA (including Social Security and Medicare taxes). Except as provided in the preceding sentence, the Executive shall be responsible for all taxes owed as a result of consideration received under this Agreement.
6. NON-SOLICITATION. The Executive agrees that during the period commencing on the Termination Date and continuing until one year following the end of the salary continuation period set forth in Section 3(a) above, the Executive shall not solicit for employment at any other business entity for whom the Executive may be employed or with which the Executive may be affiliated any current or future employee of the Company, regardless of whether such business entity is deemed to be a competitor of the Company. In addition, the Executive agrees to abide by the terms and conditions of any confidentiality or proprietary information agreement executed by the Executive. The Executive further agrees that he shall return all written documentation obtained or prepared in the course of his employment with the Company within five days following the Termination Date, including any such information which may be embodied in computer files or data storage and shall destroy the computer or data versions of such information within such five day period.

7. NON-COMPETITION. In further consideration of the salary continuation payments and other benefits provided in Section 3 above, the Executive agrees that during the term of such payments, the Executive shall not accept employment with or perform services as either an employee or consultant for any corporation whose business is directly competitive with any of the lines of business or products of the Company. For the purposes of the foregoing, it is expressly agreed that the businesses currently operated by the Synoptics Communications, Inc., other hub and LAN products companies, cisco Systems, Inc., and other router companies, shall be excluded from the provisions of the foregoing Agreement. Except as set forth in the preceding sentence, the business of the Company shall be deemed to consist of and include the development, manufacture and sale of telecommunications hardware and software. The geographic location of such Agreement of Non-Competition shall consist of every county located in the United States of America and every Province in Canada. Competitors include, but are not limited to: Newbridge, Stratacom; T3 Plus; and Timeplex.

8. RELEASE OF CLAIMS. The Executive and the Company do hereby for themselves and their respective legal successors and assigns, release and absolutely and forever discharge each other and their respective shareholders, officers, directors, employees, agents, divisions, subsidiaries, attorneys, insurers, legal successors and assigns (hereinafter collectively referred to as "Releases") of and from any and all employment related claims and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected which either now has, owns or holds or at any time heretofore ever had, owned or held or could, shall or may hereafter have, own or hold against the other based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever, including, without limitation, any and all claims which the Executive now has or ever has had or ever in the future may have based on his employment with the Company, or the compensation for or termination of that employment, occurring or existing at any time to and including the date hereof. The Executive represents that he is aware of all of the facts that are material to his decision to make this waiver and release.

9. ACKNOWLEDGMENT OF WAIVER OF CLAIMS UNDER ADEA. The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. The Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive fully acknowledges that he has been advised that (a) he should consult with an attorney prior to executing this Agreement; (b) he has had at least twenty-one
(21) days within which to consider this Agreement; (c) he has at least seven
(7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.
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10.              CIVIL CODE SECTION 1542.  The Executive represents that he is not aware of any claim in which he has an interest or which is held or owned (in whole or in part) by him against the Company other than the claims that are released by this Agreement. Similarly, the Company represents that it is not aware of any claim against the Executive other than claims that are released by this Agreement. Each party acknowledges that it is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

 GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR
                              SUSPECT TO EXIST IN
  HIS FAVOR AT THE TIME OF EXECUTING THAT RELEASE, WHICH IF KNOWN BY HIM MUST
                                HAVE MATERIALLY
                    AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each party, being aware of said Code Section, agrees to expressly waive any rights he or it may have thereunder, as well as under any other statute or common law principles of similar effect, concerning the claims released in this Agreement.

11. CONFIDENTIALITY. The Executive and the Company agree to maintain in confidence, the terms of this Agreement. The Executive will take every reasonable precaution to prevent disclosure of the terms of this Agreement and agree not to take action directly or indirectly to publicize such terms. The foregoing shall not prohibit either party from making accurate and complete disclosures or statements in response to legal process or as may be required by law, nor shall this provision require the making of any false or misleading statements.

12. NON-DISPARAGEMENT. The Executive and the Company agree to refrain from disparaging the other in the future.

13. NONDISCLOSURE/NON-COMPETE. The Executive hereby acknowledges and reaffirms his obligations under the Confidential Information and Inventions Agreement by and between the Company and the Executive.

14. ARBITRATION. In the event of any dispute arising out of the interpretation or enforcement of this Agreement or any other issue related to the employment of the Executive with the Company, the Executive's rights to economic benefits arising out of such employment, the termination of such employment or any other matter contemplated by this Agreement, such dispute shall be determined through binding arbitration pursuant to the rules of the American Arbitration Association. Such arbitration shall take place in San Jose, California. In the event of any such action, the losing party shall pay the reasonable legal fees and costs associated with such arbitration.

15. NO REPRESENTATIONS. Each party represents that it has had the opportunity to consult with an attorney and tax advisor, and has carefully read and understand the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

16. ENTIRE AGREEMENT. This Agreement, represents the entire Agreement and understanding between the Company and the Executive concerning the Executive's termination of employment with the Company. Notwithstanding the foregoing, the existing Confidential Information and Inventions Agreement between the Company and the Executive shall continue in full force and effect. Except as expressly referenced in this Agreement, all other agreements relating to the subject matter hereof, expressly including the Letter Agreement and Term Sheet, are hereby terminated and shall be null and void.

17. NO ORAL MODIFICATION. This Agreement may be only be amended in writing signed by the Executive and the Company.

18. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California.

19. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as the original and shall constitute an effective, binding agreement on the part of each of the undersigned.

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

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
NETWORK EQUIPMENT
TECHNOLOGIES, INC.                                 DANIEL J. WARMENHOVEN


By:
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Date:
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